Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

TREEHOUSE BRAND STORES, LLC,

JED SEIGLE,

GEEKNET ACQUISITION CO.

and

GEEKNET, INC.

dated as of August 1, 2014

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	4
1.1	Definitions	4
1.2	Other Definitions	10

ARTICLE II	PURCHASE AND SALE OF ASSETS	12
2.1	Purchase of Assets; Excluded Assets	12
2.2	Assumed Liabilities; Excluded Liabilities	14
2.3	Purchase Price	15
2.4	Allocation	15
2.5	Earn-out	16
2.6	Closing Transactions	16
2.7	Assignment of Contracts and Rights	18
2.8	Withholding	19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER	19
3.1	Organization and Corporate Power	19
3.2	Authorization of Transactions	19
3.3	Sufficiency of Assets	20
3.4	Absence of Conflicts	20
3.5	Financial Statements	21
3.6	Absence of Undisclosed Liabilities	21
3.7	Absence of Certain Developments	22
3.8	Title to Properties; Assets	23
3.9	Taxes	24
3.10	Contracts and Commitments	25
3.11	Intellectual Property	27
3.12	Litigation; Proceedings	29
3.13	Governmental Licenses and Permits	29
3.14	Employee Benefit Plans	30
3.15	Affiliate Transactions	31
3.16	Compliance with Laws	31
3.17	Environmental Matters	32
3.18	Furnishings and Equipment	32
3.19	Accounts Receivable	32
3.20	Customers and Suppliers; Users.	32
3.21	Insurance	33
3.22	Privacy and Security	33
3.23	Certain Business Practices	34
3.24	Brokers	34
3.25	Accredited Investor; Investment Intent	34
3.26	Representations Complete	34

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GEEKNET	35
4.1	Organization and Corporate Power	35
4.2	Authorization of Transactions	35
4.3	No Conflicts	35
4.4	Litigation	36
4.5	Valid Issuance	36

ARTICLE V	INDEMNIFICATION AND RELATED MATTERS	36
5.1	Survival; Risk Allocation	36
5.2	Indemnification	37

ARTICLE VI	ADDITIONAL AGREEMENTS	41
6.1	Certain Tax Matters	41
6.2	Press Releases and Announcements	42
6.3	Further Assurances	42
6.4	Specific Performance	42
6.5	Expenses	42
6.6	Non-Compete; No Hire and Non-Solicitation of Employees	43
6.7	Confidentiality	43
6.8	Employee and Related Matters	44
6.9	Intellectual Property	44
6.10	Effect of Investigation	44
6.11	Bulk Sales Waiver	44
6.12	Location of Business; Employees	44

ARTICLE VII	MISCELLANEOUS	46
7.1	Amendment and Waiver	46
7.2	Notices	46
7.3	Binding Agreement; Assignment	47
7.4	Severability	47
7.5	Construction	47
7.6	Captions	48
7.7	Entire Agreement	48
7.8	Governing Law	48
7.9	Consent to Jurisdiction	48
7.10	Counterparts; Delivery by Facsimile	49
7.11	Waiver of Jury Trial	49
7.12	No Third-Party Beneficiaries	49
7.13	Guaranty	49

- ii -

INDEX OF EXHIBITS
Annex A	Earn-Out Provisions
Exhibit A	Form of Assignment and Assumption and Bill of Sale
Exhibit B	Form of JS RSU Agreement
Exhibit C	Form of JS Employment Agreement
Exhibit D Exhibit E	Form of Spousal Consent Form of JS Stock Options Agreement
Exhibit F	Form of Marc Seigle Release and Consent

- iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 1, 2014, by and among Treehouse Brand Stores, LLC, a Colorado limited liability company (“Seller”), Jed Seigle, an individual ((“JS”) together with Seller, the “Seller Parties”), Geeknet, Inc., a Delaware corporation (“Geeknet”) and Geeknet Acquisition Co., a Delaware corporation and wholly-owned Subsidiary of Geeknet (“Buyer”).  The Seller Parties and Buyer are collectively referred to in this Agreement as the “Parties” and individually as a “Party.”

A.  WHEREAS, the Seller desires to sell, and the Buyer desires to purchase the Business and the Purchased Assets upon the terms and subject to the conditions set forth in this Agreement, including the assumption by the Buyer of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Business” means the business of the Seller as conducted as of the Closing Date, including the businesses of (i) designing, procuring, developing, manufacturing, marketing, promoting, distributing and selling Products and (ii) building and operating Websites for the promotion and sale of Products.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or obligated by Law or other governmental action to be closed.

“Cash” means cash and Cash Equivalents.

“Cash Equivalents” means short-term, highly liquid investments with maturities of three months or less, that are both:  (a) readily convertible to known amounts of cash; and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the health care benefits continuation coverage mandated by COBRA and similar provisions of state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any and all Intellectual Property that is used held for use or practiced by the Seller, or necessary for the conduct of the Business.

“Company Owned Intellectual Property” means any and all Intellectual Property that are owned in whole or in part by Seller.

“Confidentiality Agreement” means the mutual confidential nondisclosure agreement, dated October 29, 2013, among Geeknet, ThinkGeek, Inc. and Seller.

“Contract” means any oral or written contract, subcontract, note, bond, guarantee, license, sublicense, mortgage, purchase order, indenture, evidence of Indebtedness, loan agreement, lease, sublease, agreement, instrument, arrangement or any binding commitment to enter into any of the foregoing.

“Employee” means any officer, employee, individual, consultant, contractor or other individual service provider of the Seller or any of its Affiliates.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, trade, business, or entity that would be deemed a “single employer” with the Seller or any of its Affiliates within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

“Excluded Taxes” means any Liability, obligation or commitment, whether or not accrued, assessed or currently due and payable for (a) any Taxes imposed on, with respect to or in connection with the Business, any of the Purchased Assets or any of the Assumed Liabilities (or any income or gain derived with respect thereto) for any Pre-Closing Tax Period, (b) any Taxes of, imposed on or with respect to any of the Seller Parties (or any direct or indirect owner of Seller) for any taxable period (including any Taxes required to be withheld from the Purchase Price or with respect to any other payments or consideration payable hereunder), (c) any Taxes imposed on, with respect to or in connection with any Excluded Asset or any Excluded Liability, (d) any Taxes imposed on Buyer or any of its Affiliates as a transferee or successor to Seller or otherwise attaching to the Purchased Assets or the Business, and (e) any Transfer Taxes for which the Seller Parties are responsible pursuant to Section 6.1(c).

“Furnishings and Equipment” means tangible personal property (other than Intellectual Property), including machinery, equipment, molds, tools, spare parts, accessories, office materials, telephones, facsimile machines, artwork and drawings, hardware, computers (including servers and networking equipment), furniture, fixtures, automobiles, other vehicles and any other tangible personal property.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any United States, state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state, local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Indebtedness” means, with respect to Seller, (a) all obligations for borrowed money (including any accrued interest and reimbursement and all other obligations with respect to lines of credit, surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) the principal of and premium (if any) in respect of all obligations evidenced by notes, bonds, debentures or similar instruments (including any accrued interest), (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Seller, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller, (e) all obligations of Seller under leases recorded as capital leases (excluding any equipment or furniture leases), (f) any deferred rent liabilities, (g) all indebtedness secured by any Lien on any property or asset owned or held by Seller (except for the Seller’s office space lease) regardless of whether the indebtedness secured thereby shall have been assumed by Seller or is non-recourse to the credit of Seller, (h) unfunded pension liabilities, (i) accrued interest, prepayment premiums or penalties related to any of the foregoing and (j) guarantees in respect of Indebtedness referred to in clauses (a) through (i) above.

“Intellectual Property” means all of the following registered and unregistered intellectual property and all common law and statutory rights in, arising out of, or associated therewith, in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof (collectively, “Patents”); (b) trademarks, service marks, industrial designs, trade dress, logos, topographies, trade names and corporate names, and all registrations, applications and renewals for any of the foregoing, together with all goodwill associated therewith (collectively, “Trademarks”); (c) copyrights, copyrightable works (including for all computer Software) and mask works, together with all registrations, applications, extensions and renewals for any of the foregoing (collectively, “Copyrights”); (d) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, layouts, plans, proposals, technical data, financial, business and marketing plans, price and cost information, technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, creations, inventions, discoveries, improvements, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (e) computer software, including data, source code and object code and related documentation (collectively, “Software”), Internet, web, digital and mobile sites, related content and links, and mobile applications, and all versions, updates, corrections, enhancements, and modifications thereof (collectively, “Websites”); (f) domain names, uniform resource locators (URLs) and other names and locators associated with the Internet or mobile publications and all registrations and applications therefor (collectively, “Domain Names”); (g) databases and data collections and all rights therein (collectively, “Databases”); (h) other proprietary rights, in each case including copies and tangible embodiments thereof (in whatever form or medium); (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (j) specifications, designs, models, devices, prototypes, schematics and development tools; and (k) any rights equivalent or similar to any of the foregoing.

“JS Employment Agreement” means the letter agreement in the form attached hereto as Exhibit C.

“JS RSU Agreement” means the restricted stock unit agreement in the form attached hereto as Exhibit B.

“JS Stock Options Agreement” means the stock option agreement in the form attached hereto as Exhibit E.

“Knowledge” as used in the phrases “to the Knowledge of the Seller,” “to the Seller’s Knowledge,” “to the Knowledge of the Seller Parties,” or phrases of similar import means the actual knowledge of the persons set forth on Schedule 1.1(e) of the Disclosure Schedules, as well as the knowledge such persons would obtain after reasonable investigation.

“Law” means any federal, state, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Entity or any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) of any Governmental Entity.

“Liability” means any and all liabilities, debts and obligations, of whatever kind and nature.

“Lien” means any and all liens (statutory or otherwise), preferential arrangements of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement), hypothecations, assignments, pledges, mortgages, license, deeds of trust, security interests, claims, leases, charges, options, preemptive rights, rights of first refusal or first offer, easements, restriction on the use or transfer of any property, servitudes, proxies, voting trusts or agreements, transfer restriction under any shareholder or similar agreements, encumbrances and other restrictions or limitations on any attribute of ownership whatsoever; provided, however that “Lien” does not include any statutory liens for current Taxes not yet due and payable.

“Licensing Agreements” means any and all Contracts under which Intellectual Property is licensed to the Seller by any other Person.

“Material Adverse Effect” means any change or effect that is materially adverse to the Purchased Assets, Assumed Liabilities, or the business, financial condition or annual results of operations of the Business, taken as a whole.

“Ordinary Course of Business” means ordinary and usual course of business, consistent with past practice (including with respect to quantity and frequency) (if there is any such past practice).

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Plan” means each compensation or benefit plan, program, agreement or arrangement, including all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical and deferred compensation plan, program, agreement or arrangement, whether or not subject to ERISA (and whether or not terminated) that is sponsored or maintained by the Seller or any of its ERISA Affiliates or to which the Seller or any of its ERISA Affiliates is a party or contributes or is obligated to contribute, pay premiums or make other payments.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means an action, claim, suit, investigation, arbitration, mediation, audit, order, judgment or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced, threatened, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Products” means video game related merchandise, including apparel, accessories and artwork.

“Property Taxes” means any real, personal and intangible ad valorem property Taxes.

“Purchase Price” means an amount equal to $1,500,000 in cash minus (a) the amount of Cash set forth in the Closing Date Cash Certificate and minus (b) deferred wages that the Seller paid to its Employees (the “Deferred Wages Amount”).

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Seller Employee Liabilities” means (a) all payments, compensation, benefits or entitlements that the Seller or any of its Affiliates or ERISA Affiliates owes or is obligated to provide, whether currently, prospectively or on a contingent basis, whether prior to Closing, as of Closing, or after Closing, with respect to any Employee or former Employee, including wages, other remuneration (including any payment in respect of phantom equity awards), holiday or vacation pay, bonus, severance pay (contractual, statutory or otherwise), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, and Taxes, (b) all Liabilities, payments, costs, expenses or disbursements related to any Employee or former Employee, including under, or with respect to, ERISA, WARN, COBRA Continuation Coverage, workers’ compensation, right or actions under any labor or similar applicable Laws that is incurred, accrued or arising prior to, or in connection with, Closing, (c) all Plans and any Liabilities, payments, costs, expenses or disbursements of the Seller or any of its Affiliates or ERISA Affiliates that arise under or relate to any Plan and (d) all Liabilities, payments, costs, expenses or disbursements incurred in connection with the termination of employment or other service relationship of any Employee of the Seller or any of its Affiliates or ERISA Affiliates, regardless of whether or not such Employee becomes an Employee of Buyer or its Affiliates, arising under any Plan or other severance policy or agreement or under any applicable Law or otherwise (other than any severance as may be offered by Buyer or its Affiliates to any Employee or any severance obligation arising under applicable Law as a result of a termination by Buyer or its Affiliates of any Employee after the Closing).

“Spousal Consent” means the spousal consent in the form attached to this Agreement as Exhibit D.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such Person or a subsidiary of such Person is a general partner or managing member, (ii) at least a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof or (iii) which such Person directly or indirectly otherwise possesses the power to direct or cause the direction of its management or policies.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Tax” means (i) any and all taxes, charges, levies, imposts, duties or similar governmental assessments of any kind whatsoever, including, without limitation, any federal, state, local or foreign income, gross receipts, capital gains, franchise, profits, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, withholding, contribution or other taxes, and including any interest, penalties, additions to tax or additional amounts imposed in respect of the foregoing and (ii) any Liability to any Person in respect of or measured by the amount of any item described in clause (i) above, including, without limitation, any such Liability arising pursuant to contract, as a transferee or successor, by operation of Law or otherwise.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding by or against any taxing authority or otherwise with respect to or relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, election, information return, statement or other document filed or required to be filed with any Governmental Entity relating to Taxes, including any attachment thereto and any amendment thereof.

“Transaction Documents” means this Agreement and the executed form of each agreement and instrument attached as an Exhibit to this Agreement, and all other Contracts, Schedules, certificates or other documents being delivered pursuant to or in connection with the foregoing.

“Transaction Expenses” means all of the fees, costs and expenses incurred, paid or payable by or on behalf of the Seller Parties (or any of their respective Affiliates) in connection with the preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement, including, (a) attorneys’, accountants’, investment bankers’, brokers’ and other advisors’ fees and expenses payable by the Seller Parties, (b) any filing fees or similar costs, (c) any amounts payable to any officer, director or employee of the Seller or its Affiliates in the nature of a sales bonus or other contingent payment or compensation, including any payment in respect of phantom equity awards or other benefits due under a Plan as a result of the entry into or consummation of the transactions contemplated by this Agreement, (d) any costs, fees and expenses (including prepayment premiums or penalties) associated with the repayment of Indebtedness of the Seller on or prior to the Closing Date and (e) any costs, payments, amount of compensation or cost of accommodation required to obtain any consents or approvals required as a result of the transactions contemplated by the Agreement that are incurred on or prior to the Closing Date.

“WARN” means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. §§ 2101-2109, and the regulations promulgated thereunder and any similar provision under other applicable Law.

1.2   Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined TermSection Reference

Defined Term	Section Reference
Agreement	Preamble
Allocation	2.4
Allocation Objection Notice	2.4
Assumed Liabilities	2.2(a)
Bankruptcy and Equity Exception	3.2
Basket	5.2(c)(i)
Books and Records	2.1(a)(xiii)
Buyer	Preamble
Buyer Indemnified Parties	5.2(a)
Buyer Indemnified Party	5.2(a)
Cap	5.2(c)(i)
Closing	2.6(a)
Closing Date	2.6(a)
Closing Date Cash Certificate	2.6(b)(v)
Company Intellectual Property Contracts	3.11(b)
Competitive Business	6.6(a)

Confidential Information	6.7
Controlling Party	5.2(d)(iii)
De Minimis Claim	5.2(c)(i)
Determination Date	5.2(e)
Disclosure Schedules	Article III
Excluded Assets	2.1(b)
Excluded Contracts	2.1(b)(ii)
Excluded Liabilities	2.2(b)
Financial Statements	3.5
Fundamental Representations	5.1(a)
Geeknet	Preamble
Geeknet RSUs	2.6(b)(iii)
Geeknet Stock Options	2.6(b)(iv)
Inbound Intellectual Property Contracts	3.11(b)
Indemnifiable Losses	5.2(e)
Indemnified Party	5.2(d)(i)
Indemnifying Party	5.2(d)(i)
Independent Arbiter	2.4
Insiders	3.5
Inventory	2.1(a)(iii)
JS	Preamble
Leased Real Property	3.8
Licenses	3.13
Loss	5.2(a)
Losses	5.2(a)
Material Contracts	3.10(a)
Noncompetition Period	6.6(a)
Non-Controlling Party	5.2(d)(iii)
Outbound Intellectual Property Contracts	3.11(b)
Parties	Preamble
Party	Preamble
Personal Information	3.22(a)
Privacy Laws	3.22(a)
Privacy Statement	3.22(a)
Proposed Allocation	2.4
Purchased Assets	2.1(a)
Purchased Contracts	2.1(a)(vi)
Representative	6.7
Seller	Preamble
Seller Indemnified Parties	5.2(b)
Seller Indemnified Party	5.2(b)
Seller Parties	Preamble
Seller Taxes	5.2(d)(iii)
Tax Claim	5.2(d)(iii)
Tax Consideration	2.4
Transfer Taxes	6.1(c)

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1   Purchase of Assets; Excluded Assets.

(a)   Except to the extent set forth in Section 2.1(b), on the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) to the Buyer, free and clear of all Liens other than Liens appearing on the face of a Purchased Contract not arising from the violation, non-performance or breach of such Purchased Contract, (x) all of the Seller’s and the Seller’s Affiliates’ right, title and interest in all assets, properties and rights (of every kind or nature, and whether or not reflected on the books or financial statements of Seller or its Affiliates) that are directly or indirectly owned, leased, used, or held for use by the Seller or any of its Affiliates relating to, used or employed in connection with the Business and (y) all of the Seller’s right, title and interest in all assets, properties and rights (of every kind or nature, and whether or not reflected on the books or financial statements of Seller or its Affiliates) that are directly or indirectly owned, leased, used, or held for use by the Seller (whether or not relating to, used or employed in connection with the Business) (collectively, the “Purchased Assets”), including:

(i)	all Furnishings and Equipment;
(ii)	all current assets (including accounts receivable, rebates and credits), billed and unbilled accounts, and notes receivable and all related correspondence;

(iii)	all raw materials, work-in-progress, finished goods, supplies and other inventories, wherever situated (collectively, “Inventory”);
(iv)	all prepayments, prepaid expenses and other prepaid items;
(v)	all interests in the Leased Real Property and any security or similar deposits related thereto;
(vi)	all rights existing under each Contract listed on Schedule 2.1(a)(vi) of the Disclosure Schedules (the “Purchased Contracts”);
(vii)	all customer and supplier relationships and goodwill;
(viii)	all customer, user and other data;
(ix)	all lists and records pertaining to customer or user accounts (whether past or current) and suppliers;
(x)	all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, including rights under or pursuant to warranties, representations and guarantees made by manufacturers, suppliers, vendors or other Persons;

(xi)	all Intellectual Property, including the right to register, prosecute, maintain or record any such Intellectual Property with any Governmental
Entity and the right to all past and future income, royalties, damages and payments due with respect to such Intellectual Property;

(xii)	all Licenses;

(xiii)	all books, records, ledgers, files, documents, correspondence, lists, data, studies and reports, including all quality control records, research and development files, company manuals and other materials, whether written, electronic or otherwise, and all telephone and facsimile numbers and internet access (including email) accounts (collectively, “Books and Records”); and

(xiv)	all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties; and
(xv)	all other assets of any kind or nature.

(b)   Excluded Assets. Notwithstanding anything to the contrary in Section 2.1(a) or elsewhere in this Agreement, the following assets are excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(i)	Seller’s minute books and corporate or limited liability company organizational records, income tax returns and other income tax records;
(ii)	all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Seller that are not
Purchased Assets; provided that Seller shall provide Buyer and Geeknet with reasonable access to such records and reports to the extent they relate to the Purchased Assets set forth in Section 2.1(a) or the Assumed Liabilities;

(iii)	all rights existing under each Contract not listed on Schedule 2.1(a)(vi) of the Disclosure Schedules (collectively, the “Excluded
Contracts”);

(iv)	all Cash as of the Closing Date reflected on the Closing Date Cash Certificate and all rights in any bank accounts of the Seller to the extent relating to such Cash;

(v)	all Plans;
(vi)	all refunds or credits of or against Excluded Taxes;
(vii)	all prepaid insurance premiums and all insurance policies of the Seller and rights, claims or causes of action thereunder;
(viii)	all rights, claims and causes of action to the extent relating to any Excluded Asset or any Excluded Liability;

(ix)	the Promissory Note executed by The Cotery, Inc., dated October 7, 2013, and amended May 14, 2014, in favor of the Company;
(x)	all Inventory located in the United Kingdom and all revenue from the sale of such Inventory; and
(xi)	all rights of the Seller under this Agreement and the other Transaction Documents.

2.2   Assumed Liabilities; Excluded Liabilities.

(a)   The Buyer shall on the Closing Date, assume, become responsible for and agree to pay, perform and discharge as they become due, from and after the Closing, only the following Liabilities of the Seller related to the Business or the Purchased Assets (collectively, the “Assumed Liabilities”):

(i)	subject to Section 2.7, all Liabilities first arising from and after the Closing under each Purchased Contract (excluding any Liabilities with respect to non-performance or breach of, or default under, any Purchased Contract, in each case related to acts or omissions of Seller Parties on or prior to the Closing); and

(ii)	the current liabilities (excluding all items set forth in Section 2.2(b)(i) through (ix)) related to the Business or to the Purchased Assets that would be required to be accrued on a Closing Date balance sheet of the Seller prepared in accordance with GAAP.

(b)   Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, and regardless of whether such Liability is disclosed in this Agreement (except as specifically assumed in Section 2.2(a)) or on any Schedule or Exhibit to this Agreement, all Liabilities that are not specifically identified in Section 2.2(a) as Assumed Liabilities are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Liabilities”), including:

(i)	all Liabilities for Indebtedness;
(ii)	all Transaction Expenses;
(iii)	all Liabilities for which the Seller expressly has responsibility pursuant to the terms of this Agreement or the other Transaction Documents, including pursuant to Section 6.8.

(iv)	all Liabilities to the extent related to the Excluded Assets or the Excluded Contracts;
(v)	subject to Section 2.2(a)(ii), all Liabilities first arising before the Closing under each Purchased Contract;
(vi)	all Liabilities related to any litigation, claim, assessment, action, suit, Proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, circumstances, actions or inactions occurring on or prior to the Closing;

(vii)	all Seller Employee Liabilities;
(viii)	all Liabilities for Excluded Taxes;
(ix)	all Liabilities with respect to any Contract or other arrangement with Jennifer Wettstein; and
(x)	all other Liabilities not expressly included within the definition of Assumed Liabilities.

2.3   Purchase Price.  On the terms set forth in this Agreement, on the Closing Date, the Buyer agrees to pay an amount equal to the Purchase Price to the Seller by wire transfer of immediately available funds to the account or accounts previously designated by Seller in writing to Buyer.

2.4   Allocation. For U.S. federal (and where applicable, state and local) income tax purposes, the Parties agree to allocate the Purchase Price, the Assumed Liabilities, the applicable portion of any Earn-out Payments made to Seller hereunder, and any other amounts treated as consideration to Seller in respect of the Purchased Assets pursuant to this Agreement for U.S. federal income tax purposes (collectively, the “Tax Consideration”) among the Purchased Assets in accordance with Section 1060 of the Code and pursuant to the following procedures.  No later than one-hundred eighty (180) days following the Closing, Buyer shall provide Seller with a proposed allocation of the Tax Consideration as of the Closing among the Purchased Assets (the “Proposed Allocation”).  Seller may object to the Proposed Allocation by delivering to Buyer, within thirty (30) days of receipt by Seller of the Proposed Allocation, notice of objection to the Proposed Allocation (an “Allocation Objection Notice”), which shall specify in reasonable detail the basis for such objection.  If Seller fails to deliver an Allocation Objection Notice to the Buyer prior to the expiration of such thirty-day period, the Proposed Allocation shall be the allocation of the Tax Consideration as of the Closing among the Purchased Assets for U.S. federal (and where applicable, state and local) income tax purposes, which shall be final and binding on all Parties (the “Allocation”).  If Seller timely delivers an Allocation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items.  If Buyer and Seller are able to reach agreement on the disputed items within thirty (30) days after the Allocation Objection Notice has been received by the Buyer, the Proposed Allocation, as modified to reflect such agreement between the Buyer and the Seller, shall be the Allocation.  If the Buyer and the Seller are unable to reach such agreement within thirty (30) days after the Allocation Objection Notice has been received by the Buyer, all unresolved disputed items shall be promptly referred to a mutually agreed, nationally recognized accounting firm (the “Independent Arbiter”). The Independent Arbiter shall be directed to render a written report on the unresolved disputed items with respect to the allocation of the Tax Consideration as of the Closing as promptly as practicable, but in no event more than thirty (30) days after such submission to the Independent Arbiter, and to resolve only those unresolved disputed items set forth in the Allocation Objection Notice. For the avoidance of doubt, the Independent Arbiter’s resolution of the disputed items shall be within the ranges proposed by the Buyer and the Seller that are in dispute. If unresolved disputed items are submitted to the Independent Arbiter, the Buyer and Seller shall each furnish to the Independent

Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Arbiter may reasonably request. The resolution of the disputed items by the Independent Arbiter shall be final and binding on all Parties, and the Proposed Allocation, as modified to reflect (x) any agreement as to any disputed items between the Buyer and the Seller and (y) the resolution of the remaining disputed items by the Independent Arbiter, shall be the Allocation. All fees and expenses of the Independent Arbiter shall be allocated to the Buyer and the Seller in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each of Buyer and Seller (as determined by the Independent Arbiter) bears to the total amount of the disputed items. The Allocation shall be adjusted, as necessary, to reflect the portion of any Earn-out Payment made hereunder that is treated as an adjustment to the Tax Consideration in accordance with Section 6.1(e)(ii), which adjustments shall be initially determined by Buyer and be subject to the dispute resolution procedures described in the foregoing provisions of this Section 2.4. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), each of the Parties (x) shall, and shall cause its Affiliates to, file all Tax Returns in a manner consistent with the Allocation and (y) shall not take, and shall cause its Affiliates not to take, any position inconsistent with the Allocation on any Tax Return, in connection with any Tax Proceeding or otherwise.

2.5   Earn-out. On the terms set forth in this Agreement, as additional consideration for the sale of the Purchased Assets, after the Closing, Seller shall be entitled to receive the Earn-out Payments (as defined in Annex A) in accordance with and subject to the provisions of Annex A.

2.6   Closing Transactions.

(a)   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, immediately following the execution and delivery of this Agreement.  The date of the Closing is referred to in this Agreement as the “Closing Date.”  The Closing shall be effective as of 12:01 a.m., New York time, on the Closing Date.

(b)   Closing Transactions.  On the Closing Date, the Parties shall consummate the following (all of which, when consummated on the Closing Date, shall be deemed to have been consummated simultaneously):

(i)	The Buyer shall deliver an amount equal to the Purchase Price.

(ii)	The Buyer and Geeknet shall duly execute and deliver to the Seller each Transaction Document (other than this Agreement) to which
Buyer or Geeknet, as applicable, is a party.

(iii)	Geeknet shall issue to JS a number of restricted stock units with respect to shares of Geeknet common stock, par value $0.001 per share
(“Geeknet RSUs”) equal to $250,000 divided by the NASDAQ closing price of Geeknet’s common stock on the Closing Date (with any fractional amount paid in cash) and that shall be governed by the terms of the JS RSU Agreement.

(iv)   Geeknet shall issue to JS a number of stock options with respect to shares of Geeknet common stock, par value $0.001 per share (“Geeknet Stock Options”) with an aggregate grant date value of $250,000 (determined based on the Black-Scholes valuation model as measured on the date of grant, and as otherwise determined in a manner consistent with the methodology used by Geeknet in its most recent financial statements) (with any fractional amount paid in cash) and that shall be governed by the terms of the JS Stock Options Agreement.

(v)   The Seller shall deliver to the Buyer each of the following:

    A.   all of the Purchased Assets;

    B.   a certificate of good standing for the Seller;

    C.   an Assignment and Assumption and Bill of Sale, duly executed by the Seller, in the form attached to this Agreement as Exhibit A;

    D.   (1) a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) and (2) a properly completed and duly executed Colorado Form DR 1083, dated as of the Closing Date (or other proof, satisfactory to Buyer, to the effect that the transactions contemplated herein are exempt from withholding pursuant to Colo. Rev. Stat. § 39-22-604.5);

    E.   to the extent not received prior to the date hereof, a consent, release and amendment agreement, in a form satisfactory to the Buyer, duly executed by Seller and each third Person listed on Schedule 2.6(b)(v)(E) of the Disclosure Schedules;

    F.   the JS Employment Agreement, JS RSU Agreement and JS Stock Options Agreement, each duly executed by JS;

    G.   employment letter agreements, in form satisfactory to Buyer, duly executed by each of the individuals listed on Schedule 2.6(b)(v)(G) of the Disclosure Schedules;

    H.   a Spousal Consent duly executed by JS’s spouse;

     I.   a release and consent, duly executed by the Marc Seigle, in the form attached to this Agreement as Exhibit F;

    J.   payoff letters in form satisfactory to Buyer, duly executed by each holder of Indebtedness listed on Schedule 2.6(b)(v)(J) of the Disclosure Schedules, evidencing the full satisfaction of all Indebtedness and the release of any and all Liens related thereto;

    K.   a certificate signed by the chief executive officer or chief financial officer of Seller certifying that the representations and warranties contained in Section 3.9 (Taxes) are true and correct in all respects;

    L.   a certificate signed by the chief executive officer or chief financial officer of Seller certifying as to the level of Cash held by Seller as of the Closing Date (the “Closing Date Cash Certificate”);

    M.   a copy of (i) the articles of organization, as amended, of the Seller certified by a duly authorized officer of the Seller, dated as of the Closing Date, stating that such articles of organization are true and correct, as filed with the Secretary of State of Colorado and that no amendments have been made to such articles of organization since such date, (ii) the limited liability company agreement of the Seller, as amended and in effect as of the Closing Date, certified by a duly authorized officer of the Seller, (iii) copies of the resolutions duly adopted by the Seller’s members and, if applicable, the Seller’s board of managers, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and approving the transactions contemplated hereby and thereby, in each case, certified by a duly authorized officer of the Seller, and (iv) true and correct copies of the corporate records, ledgers of members and minute books of the Seller and such other documents or instruments as Buyer may reasonably request or may be required to effect the transactions contemplated hereby;

    N.   final invoices and payoff letters, in form satisfactory to Buyer, with respect to the Transaction Expenses together with a certificate, dated as of the Closing Date, executed by the chief executive officer or chief financial officer of the Seller, certifying that all Transaction Expenses have been paid in full (subject to any payment in respect of phantom equity awards arising from the Earn-out Payments, which for the avoidance of doubt, shall be paid by Seller); and

    O.   such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby, including any deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer or one or more of its designees all right, title and interest in, to and under the Purchased Assets in the manner described herein free and clear of all Liens other than Liens appearing on the face of a Purchased Contract not arising from the violation, non-performance or breach of such Purchased Contract and in form and substance reasonably satisfactory to Buyer.

2.7   Assignment of Contracts and Rights.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Contract or other Purchased Asset if an attempted assignment, without the consent of a third party, would constitute a material breach or material contravention of such Purchased Contract or Purchased Asset or in any way materially adversely affect the rights of the Buyer under such Purchased Contract or Purchased Asset.  The Parties will use their commercially reasonable efforts (but without the requirement of any payment of money or the provision of any other consideration by the Parties) to obtain the consent of the other parties to any such Purchased Contract or Purchased Asset for the assignment of such Purchased Contract or Purchased Asset to Buyer (and, when such consent is obtained, Seller shall sell, convey, assign, transfer and deliver the applicable Purchased Contract or Purchased Asset to Buyer in accordance with Section 2.1(a)).  Unless and until such consent is obtained, or if an attempted assignment would be ineffective or would materially adversely affect the rights of the Buyer under such Purchased Contract or Purchased Asset so that the Buyer would not in fact receive all material rights under such Purchased Contract or Purchased Asset, the Parties will cooperate in an arrangement under which the Buyer would substantially obtain the benefits and substantially assume the obligations under such Purchased Contract or Purchased Asset in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to the Buyer, or under which the Seller would enforce, at the Buyer’s expense, for the benefit of the Buyer, with the Buyer assuming at its expense the Seller’s obligations, any and all rights of the Seller against any third party. The Seller Parties will promptly pay to the Buyer when received all monies received by the Seller Parties under any Purchased Contract or Purchased Asset, and the Buyer shall pay, defend, discharge and perform all Liabilities under such Purchased Contracts and Purchased Assets to the extent required under Section 2.2(a).

2.8   Withholding.  Geeknet and Buyer shall have the right to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Tax Law; provided, that if Seller provides (i) a duly executed certificate of non-foreign status described in Section 2.6(b)(v)(D) that is satisfactory to Buyer, Buyer shall not withhold any amounts from the Purchase Price under Section 1445 of the Code and (ii) a duly executed Colorado Form DR 1083 or other proof described in Section 2.6(b)(v)(D)(2), in each case, that is satisfactory to Buyer, Buyer shall not withhold any amounts from the Purchase Price under Colo. Rev. Stat. § 39-22-604.5.  To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the disclosure schedules delivered by the Seller Parties to the Buyer and Geeknet concurrently with the execution of this Agreement (the “Disclosure Schedules”), each Seller Party, jointly and severally, represents and warrants to the Buyer and Geeknet as follows:

3.1   Organization and Corporate Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Colorado and has all requisite corporate or other organizational power and authority to carry on the Business as now being conducted, and except as set forth on Schedule 3.1 of the Disclosure Schedule, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business requires such qualification except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. The Seller has no Subsidiaries and the Seller does not own any direct or indirect equity interest in any Person and the Seller is not a partner or participant in any partnership or any joint venture with any third party engaged in or relating to the Business.

3.2   Authorization of Transactions.  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  JS is competent to execute and deliver this Agreement and each of the other Transaction Documents to which he is a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents. The board of directors or managers of the Seller has duly approved this Agreement and all other Transaction Documents to which the Seller is a party and the board of directors or managers of the Seller has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. No other corporate proceedings on the part of the Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and each other Transaction Document to which any Seller Party is a party has been duly executed and delivered by the Seller Party that is party thereto and constitutes the valid and binding agreements of such Seller Party or Parties, enforceable against such Seller Party or Parties in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Each Spousal Consent constitutes a legal, valid and binding obligation of JS’s spouse, enforceable against such spouse in accordance with its terms and other than the Spousal Consent, no other approval, document or action is required from JS’s spouse to approve this Agreement or to consummate the transactions contemplated hereby or to cause this Agreement to be legal, valid and binding.

3.3   Sufficiency of Assets. The Purchased Assets comprise all of the tangible and intangible assets, properties and rights of every type and description used in or held by Seller Parties to operate the Business as presently conducted and as presently contemplated by the Seller Parties to be conducted, regardless of whether the Seller Parties have valid Contracts with respect thereto.  Except as set forth in Schedule 3.3 of the Disclosure Schedules, all of the tangible Purchased Assets are in good operating condition and repair in all material respects.  The Purchased Assets will enable the Buyer or Geeknet (utilizing a similar level of personnel utilized by the Business immediately prior to the Closing) to operate the Business immediately after Closing in a manner equivalent in all material respects to the manner in which Seller Parties operate the Business today and have operated the Business since date of the latest Financial Statements.

3.4   Absence of Conflicts.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Seller Parties for the execution, delivery and performance by the Seller Parties of this Agreement or the other Transaction Documents or the consummation by the Seller Parties of the transactions contemplated by this Agreement or the other Transaction Documents.  Neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Seller Parties nor the consummation by the Seller Parties of the transactions contemplated by this Agreement or the other Transaction Documents will (i) conflict with or violate any provision of the Seller’s articles of organization, operating agreement or other organizational documents, (ii) except as set forth in Schedule 3.4 of the Disclosure Schedules, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, loss of benefits or other Loss, cancellation or acceleration) under, any of the terms, conditions or provisions of any

Purchased Contract or (iii) violate or infringe, in any material respect, any Law applicable to the Seller or its Affiliates, the Business or any of the Purchased Assets.

3.5   Financial Statements.

(a)   Attached hereto as Schedule 3.5(a) of the Disclosure Schedules are copies of the Seller’s December 31, 2013 financial statements (the “Financial Statements”). The Financial Statements are accurate and complete in all material respects, have been audited, are consistent with GAAP, and are consistent with the Books and Records of the Seller (which, in turn, are accurate and complete in all material respects) for periods covered thereby. The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Seller as of the dates and for the periods referred to therein.

(b)   The Seller maintains accurate Books and Records reflecting its assets and liabilities and has designed and maintains such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the consolidated financial statements of the Seller, including controls and procedures that provide reasonable assurance that (i) the Financial Statements are complete and accurate in all material respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Seller and to maintain accountability for assets and liabilities of the Seller; (iv) access to the assets of the Seller is permitted only in accordance with management’s authorization; (v) the reporting of the assets and liabilities of the Seller is compared with the existing assets and liabilities of the Seller at regular intervals; and (vi) accounts and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  As of the date of this Agreement, except as set forth in Schedule 3.5(b) of the Disclosure Schedules, there are no significant deficiencies in the design or operation of Seller’s internal control over financial reporting which could adversely affect in any material respect Seller’s ability to record, process, summarize and report financial data or material weaknesses in such internal control over financial reporting, and there has been no fraud or plan to defraud, whether or not material, that involved management of Seller or any other Employee who have a role in Seller’s internal control over financial reporting.

(c)   The accounts payable as set forth in the Financial Statements or accruing since the date thereof are valid and genuine; and have arisen solely out of bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable is delinquent in its payment. Since the date of the Financial Statements, the Seller has paid its accounts payable in the Ordinary Course of Business. The Seller has no account payable to any Person who is an affiliate, officer, director or Employee or to any of its Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”) (other than reimbursements to employees in the ordinary course of business, the outstanding balance of which to any single employee is less than five thousand dollars ($5,000) in the aggregate).

3.6   Absence of Undisclosed Liabilities.

(a)   There are no Liabilities (whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto) with respect to the

Business or the Purchased Assets other than Liabilities (i) reflected in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the date of the Financial Statements, and (iii) permitted or contemplated by this Agreement.

(b)   Schedule 3.6(b) of the Disclosure Schedules lists all Indebtedness.

3.7   Absence of Certain Developments.  Except as contemplated by this Agreement, since the date of the Latest Financial Statement:

(a)   the Seller has conducted the Business in the Ordinary Course of Business;

(b)   there has not been any event, transaction, financial condition, or change, taken as a whole, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect,

(c)   there have been no amendments to the articles of organization or operating agreement, or similar governing documents of Seller, or action or failure to take any action in violation of the articles of organization or operating agreement of Seller;

(d)   there has been no entry into or amendment of any agreements pursuant to which any Seller (i) transfers or licenses exclusively to any Person any Intellectual Property, or (ii) otherwise grants to any Person exclusive rights in any Intellectual Property;

(e)   there has been no assignment, transfer, lease, license or other disposition of, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the properties, rights or assets of Sellers used in, related to or otherwise helpful to maintaining the Business except in the Ordinary Course of Business, or the imposition of any Lien on, any properties or assets that are material, individually or in the aggregate, to Seller;

(f)   except for borrowings under existing agreements in the Ordinary Course of Business, there has been no incurrence or guarantee by Seller of any Indebtedness;

(g)   there has been no amendment, modification, termination, extension or removal of the terms of any Purchased Contract;

(h)   there has been no reduction or increase in the amount of any insurance coverage of Seller provided by existing insurance policies other than upon the expiration of any such policy;

(i)   there has been no acquisition by Seller or agreement to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to the Seller, taken as a whole;

(j)   there has been no new material capital expenditure or lease commitments;

(k)   there has been no declaration of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity interests;

(l)   there has been no entrance into any new employment, bonus, severance or similar agreements or amendments with any director, officer, or Employee;

(m)   there has been no change in Seller’s financial accounting methods, principles or practices, other than as required (A) by changes in GAAP (or any interpretation thereof), or (B) by a change in any applicable Law;

(n)   there has been no disclosure of any proprietary confidential information to any Person that is not either subject to any fully assignable confidentiality agreement or bound by a legal duty to keep such information confidential;

(o)   there has been no sufferance of any theft, damage, destruction or casualty loss in excess of five thousand dollars ($5,000), to its assets, whether or not covered by insurance; and

(p)   there has been no (A) acceleration in the collection of any accounts receivables of Seller, or write-off of any accounts receivable or notes receivable of Seller, other than in the Ordinary Course of Business, or (B) delay or postponement the payment of accounts payable of Seller other than in the Ordinary Course of Business.

3.8   Title to Properties; Assets.

(a)   There is no real property or real property interests owned by the Seller.

(b)   Schedule 3.8(b) of the Disclosure Schedules lists all of the real property and interests in real property leased, subleased, or occupied by the Seller (the “Leased Real Property”) and includes the parties to such leases or subleases, any amendments thereto, the expiration date of such leases or subleases and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Closing Date.  The real property leases and subleases described on Schedule 3.8(b) of the Disclosure Schedules are valid, binding, enforceable and in full force and effect and have not been modified, and the Seller holds a valid and existing leasehold interest under such leases or subleases set forth in Schedule 3.8(b) of the Disclosure Schedules.  The Seller has delivered to the Buyer complete and accurate copies of each of the leases or subleases described in Schedule 3.8(b) of the Disclosure Schedules.  With respect to each lease and sublease listed on Schedule 3.8(b) of the Disclosure Schedules, neither such Seller nor, to Seller’s Knowledge, any other party to such lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default under such lease or sublease.

(c)   The Seller owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens, all of its personal property, Inventory, and other assets included in the Purchased Assets.  Other than this Agreement, neither the Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of any of the Purchased Assets. Upon the consummation of the transactions contemplated hereby, Buyer will acquire sole ownership of (and in the case of any leased Purchased Assets, valid leasehold interests in) all of the Purchased Assets, free and clear of all Liens.

(d)   No properties or assets used by Seller in the conduct of its business, as currently conducted, nor any Inventory are held in the name or in the possession of any Person or entity other than Seller.  Each material item of tangible property, including all Inventory, of Seller is in good condition and repair.

(e)   The Leased Real Property is in good operating condition and repair.  Neither the operation of Seller on the Leased Real Property nor such Leased Real Property violates any Laws and orders relating to such property or operations thereon. Seller has performed all of its obligations under any termination agreements pursuant to which Seller has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Seller is neither a party to any agreement nor subject to any claim that may require the payment of any real estate brokerage commissions with respect to the Leased Real Property, and no such commission is owed with respect to any of the Leased Real Property.

3.9   Taxes.

(a)   All material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities or the Business have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects.

(b)   All material Taxes required to be paid with respect to the Purchased Assets, the Assumed Liabilities or the Business have been duly and timely paid.

(c)   Seller has timely and properly collected, withheld and paid over to the appropriate Governmental Entity (or where such payment is not yet due, set aside in an account for such purpose), all Taxes required to have been collected, withheld and paid over in connection with amounts received or owed from or paid or owing to any Employee, independent contractor, creditor, stockholder, customer, or other third party, and has complied with all applicable information reporting requirements, in each case, with respect to or in connection with the Purchased Assets, the Assumed Liabilities or the Business.

(d)   There is no Tax Proceeding pending or threatened in writing with respect to or relating to the Purchased Assets, the Assumed Liabilities or the Business.

(e)   There are no Liens for Taxes upon any of the Purchased Assets.

(f)   None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

3.10   Contracts and Commitments.

(a)   Schedule 3.10 of the Disclosure Schedules sets forth each of the following Contracts to which the Seller is a party or bound or to which any of its properties or assets are subject (the “Material Contracts”):

(i)	any Contract pursuant to which the Seller received more than $10,000 over the past twelve (12) months;
(ii)	any Contract which obligates, or is reasonably likely to obligate, the Seller to pay more than $10,000 over any future twelve (12) month period in the next five (5) years;
(iii)
each employment Contract that is not terminable at will by the Seller both without any penalty and without any obligation of the Seller to pay severance or other amounts (other than accrued base salary, accrued bonuses, accrued commissions, accrued vacation pay, accrued floating holidays and legally mandated benefits);

(iv)
(A) each employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) each Plan or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits related to a corporate transaction involving a change in control of the Seller or upon the termination or resignation of any participant, and (C) each Plan or Contract that provides for medical or life insurance benefits for former participants or for current participants upon their retirement from, or termination of employment with, Seller (other than COBRA Continuation Coverage);

(v)
each Contract pursuant to which the Seller has agreed not to compete with any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(vi)
each Contract which provides for “exclusivity” or any similar requirement in favor of any Person other than the Seller, or each Contract under which Seller is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its respective products or services;

(vii)	each Contract with any Insider or former Insider (other than employment Contracts referred to in clause (iv) above or Contracts referred to in clause (v) above);
(viii)	each Contract under which the Seller has agreed to indemnify any Person;
(ix)	each Contract that requires consent, approval or waiver of, or notice to, a third Person in the event of or with respect to the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a benefit under any such Contract;

(x)	each Contract providing for future performance by the Seller in consideration of amounts previously paid to the Seller, or which has resulted or will result in deferred revenue under GAAP;
(xi)	each Purchased Contract;
(xii)
each Contract containing (whether in the Contract itself or by operation of Law) any provisions (A) dealing with a “change of control” or similar event with respect to the Seller, (B) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Seller to any other Person (without regard to any exception permitting assignments to Affiliates) or (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or compliance by the Seller with the provisions of this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) will result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, loss of benefits or other Loss, cancellation or acceleration) under such Contract;

(xiii)	each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third Persons;
(xiv)	each Company Intellectual Property Contract;
(xv)	each Contract granting the other Person to such Contract or a third party “most favored nation” or similar status;
(xvi)	each Contract that guarantees or warrants that any of the products or services of the Seller is fit for any particular purpose or that guarantees a result or commits to performance levels;
(xvii)
each Contract providing for any license or franchise granted by the Seller pursuant to which the Seller has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other Person;

(xviii)	each Contract containing any “non-solicitation,” “no hire,” or similar provision;
(xix)
each Contract providing for liquidated damages (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or a termination of a Contract);

(xx)	each Contract entered into by the Seller in the last five years in connection with the settlement or other resolution of any Proceeding;
(xxi)	each Contract entered into by the Seller a substantial purpose of which is providing confidential treatment by the Seller of third-party information which,

to the Knowledge of the Seller, contains restrictions on the Seller’s use of such third-party information; and

(xxii)   each Contract with any independent contractor of the Seller.

(b)   Each Material Contract is a valid and binding obligation of the Seller and is in full force and effect.  Seller has performed all material obligations required to be performed by it under each Material Contract.  There exists no material breach or material default (or event that with or without notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Seller or its Affiliates or, to the Knowledge of the Seller, on the part of any other party thereto under any Material Contract.   No event is occurring or has occurred (in the case of any event with respect to a third party under any Material Contract, to the Knowledge of the Seller) that with or without notice or lapse of time would permit termination, modification, or acceleration, under any Material Contract.   None of the Seller or its Affiliates or any other party thereto has repudiated any provision of any Material Contract.  To the Knowledge of the Seller, there are no circumstances that are reasonably likely to have an adverse effect on the ability of the Seller to perform its obligations under any Material Contract.  With respect to all Material Contracts that obligate the Seller to meet certain volume, service level or similar requirements, Seller, as applicable, has met all such requirements at the maximum or highest levels required by such Material Contracts.

3.11   Intellectual Property.

(a)   Schedule 3.11(a) of the Disclosure Schedules sets forth a complete and accurate list of all Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements in each case listing, as applicable:  the name of the applicant/registrant, any applicable serial number or other identifying number, the applicable jurisdiction, the filing and issuance/grant dates, and present status thereof and for each item of Company Owned Intellectual Property, any other Person that has an ownership interest therein and the nature of such ownership interest.  All fees payable by Seller with respect to the Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements have been paid.  All documents and instruments necessary for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Company Owned Intellectual Property and for the purposes of obtaining, maintaining, preserving and renewing rights in any other Company Intellectual Property have been validly executed, delivered and filed with the appropriate Governmental Entity, including any assignments thereof.  There are no actions that must be taken within 150 days following the Closing Date in order to obtain, maintain, perfect, preserve or renew the Company Owned Intellectual Property or to maintain, preserve or renew Seller’s rights in any other Company Intellectual Property.  Each item of Company Owned Intellectual Property and to the best of the Seller’s Knowledge, Company Intellectual Property, has been prosecuted in compliance in all material respects with all applicable rules, policies, and procedures of the applicable Governmental Entity.  Schedule 3.11(a) of the Disclosure Schedules also sets forth a complete and accurate list of all Company Intellectual Property that is not registered.

(b)   Schedule 3.11(b) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts to which the Seller is a party, or by which the Seller is otherwise bound, that relate to the Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements, including any Contracts: (i) under which the Seller has granted or agreed to grant to any other Person any license or other right that applies to, or under which the Seller has agreed to be bound by any restrictions on its right to use and practice, any Company Intellectual Property or Company Owned Intellectual Property or Licensing Agreements (“Outbound Intellectual Property Contracts”); or (ii) under which any other Person has granted or agreed to grant to the Seller any license or other right with respect to Intellectual Property, including the Licensing Agreements (“Inbound Intellectual Property Contracts” and, together with the Outbound Intellectual Property Contracts, the “Company Intellectual Property Contracts”), other than non-exclusive inbound end user licenses of “off-the-shelf” Software that is generally commercially available on commercially reasonable terms with license fees under $5,000.

(c)   The Seller solely and exclusively owns all right, title and interest in and to (including the sole right to enforce and recover past damages) the Company Owned Intellectual Property, including any improvements made by or for Seller, free and clear of all Liens.  There is no Intellectual Property used by the Seller in the Business or otherwise necessary and sufficient to enable the Seller to conduct the Business that is not Company Owned Intellectual Property or covered by Inbound Intellectual Property Contracts.  There are no facts, circumstances, or information that would or reasonably could be expected to: (i) render any of the rights in the Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements invalid or unenforceable; or (ii) adversely affect, limit, restrict, impair, or impede the ability of Buyer to use and practice the Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements upon the Closing in the same manner as currently used and practiced by the Seller.  No Governmental Entity of competent jurisdiction has adjudicated or otherwise determined that Seller has no rights in any of the Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements or that the rights in one or more components of the Company Owned Intellectual Property are in any way limited.  Except as provided in Schedule 3.11(c) of the Disclosure Schedules:  (A) all Company Owned Intellectual Property, Company Intellectual Property Contracts, and Licensing Agreements are in full force and effect, and enforceable in accordance with their terms; (B) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of, or acceleration of any payments under, or grant of any rights to a third party under any of the Company Intellectual Property Contracts; and (C) following the Closing Date, Buyer will have and be permitted to exercise all of the Seller’s rights under all Company Intellectual Property Contracts and will have the same rights with respect to the Company Intellectual Property, Company Owned Intellectual Property, and Licensing Agreements as the Seller has as of the date hereof.  There are no actions or payments required under any of the Inbound Intellectual Property Contracts outside of the Ordinary Course of Business.

(d)   The Seller has taken steps that are reasonable and consistent with generally accepted industry standards to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company Intellectual Property and Company Owned Intellectual Property.  No Trade Secret has been disclosed (or authorized to be disclosed), other than pursuant to a valid and enforceable confidentiality agreement with respect thereto and no Person has misappropriated any Trade Secret.

(e)   No present or former Employee of the Seller has any ownership, Lien, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property, Company Owned Intellectual Property, or Licensing Agreements, except for such Employee’s equity interest in Seller.  All amounts payable by the Seller to former Em-

ployees of the Seller or its Affiliates involved in the research, development, conception or reduction to practice of any Company Intellectual Property or Company Owned Intellectual Property have been paid in full. No government funding, facilities or funding of a university, college, other educational institution or research center or funding from a granting agency was used in the development of any Company Owned Intellectual Property. No current or former Employee who has performed or is performing services for or on behalf of the Seller that contributed to the creation or development of any Company Owned Intellectual Property has performed any services for any government or any university, college, other educational institution or research center during a period of time during which such Employee, consultant or contractor was also performing services for or on behalf of the Seller.

(f)   None of the Company Owned Intellectual Property  and no conduct, operation, or practice of the Seller’s Ordinary Course of Business does or will (including when conducted by Buyer or any of its Affiliates immediately following the Closing) infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate any Intellectual Property of any third Person.  None of the Seller Parties has received any claim or allegation (or notice of any related Proceeding) that the Seller, Company Owned Intellectual Property, Company Intellectual Property, or Licensing Agreements infringes, misappropriates, dilutes, uses or discloses without authorization, or otherwise violates any Intellectual Property rights of any Person under the applicable Laws of any jurisdiction (nor does the Seller have Knowledge of any facts, circumstances or information that could reasonably be the basis for such a claim or allegation).  No claim or allegation of infringement of Intellectual Property rights is pending or threatened, against any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or allegation.

(g)   To the Knowledge of the Seller Parties, no Person has infringed or misappropriated, or is infringing or misappropriating, any right in the Company Owned Intellectual Property.  None of Seller or any of its Affiliates has made any claims with respect to infringement of any rights in the Company Intellectual Property, Company Owned Intellectual Property, or Licensing Agreements against any Person, nor has the Seller or any of its respective Affiliates issued any written communication inviting any Person to take a license, Lien, ownership interest, release, covenant not to sue or the like with respect to the Company Intellectual Property, Company Owned Intellectual Property or Licensing Agreements.

3.12   Litigation; Proceedings. There are no material Proceedings pending or, to the Knowledge of the Seller Parties, threatened or possible (given facts or circumstances that exist) against or affecting the Business or the Purchased Assets at law or in equity, or before or by any Governmental Entity.  Seller Parties are not subject to any outstanding order, writ, injunction, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator with respect to the Business or the Purchased Assets.  There is no pending amount to be paid, either to or by the Seller, with respect to any settled or adjudicated Proceeding.

3.13   Governmental Licenses and Permits.  Schedule 3.13 of the Disclosure Schedules contains a complete and accurate listing of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state, local, and international governments or regulatory authorities, or other similar rights (collectively, the “Licenses”) that are used or necessary to conduct the Business as of the date of this Agreement. Except as indicated on Schedule 3.13 of the Disclosure Schedules, the Seller owns or possesses all right, title and interest in all Licenses that are used or necessary to conduct the Business as of the date of this Agreement The Seller is in material compliance in all respects with the terms and conditions of such Licenses. No loss or expiration of any material License is pending or threatened. The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any material License.

3.14   Employee Benefit Plans.

 (a)   Schedule 3.14(a) of the Disclosure Schedules contains a complete and accurate list of all Employees, along with the position, date of hire and the annual rate of compensation of each such Employee including base salary (or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such Employee and identification of any Employees who, immediately before the Closing, are on a leave of absence and the type of such leave.

(b)   Schedule 3.14(b) of the Disclosure Schedules sets forth a complete and accurate list of all independent contractors currently performing services or under contract to perform future services for Seller in connection with the Ordinary Course of Business.

(c)   Schedule 3.14(c) of the Disclosure Schedules contains a complete and accurate list of all Plans.

(d)   No act or omission has occurred and no condition exists with respect to any Plan that has, or is reasonably likely to, result in any fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code for which Buyer or any of its Affiliates may be responsible.

(e)   Seller does not maintain or contribute to any pension plan on behalf of any of the Employees.

(f)   No Plan provides health, life insurance or other welfare benefits to retirees or other terminated Employees, other than continuation coverage required by Section 4980B of the Code, Sections 601-608 of ERISA or applicable state Law.  At no time has the Seller or any Affiliate or any ERISA Affiliate maintained, contributed to, been required to contribute to or incurred any liability (contingent or otherwise) with respect (i) to any plan that is subject to Title IV of ERISA or (ii) any plan subject to Section 412 of the Code or Section 302 of ERISA.

(g)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee or independent contractor, (ii) result in any forgiveness of Indebtedness, (iii) increase benefits provided by any Plan or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(h)   The Seller is not a party to any collective bargaining or other labor union Contract with respect to the Employees, no such collective bargaining agreement is being negotiated by the Seller and no campaign or other attempt for recognition has been made by any labor organization with respect to the Employees.  There is no pending or, to the Knowledge of the Seller, threatened labor dispute, strike or work stoppage involving the Employees.

(i)   Seller, with respect to the Business, has complied with all Laws relating to the employment of labor in all material respects, including any provisions thereof relating to: (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; and (iv) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower Laws, and other employment Laws.

(j)   No Employee is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and Seller that could reasonably be expected to materially and adversely affect the performance of the Employee’s duties as an employee of the Business following the Closing.  Employees and former Employees who have (or have had) access to confidential or proprietary information of Seller relating to the Business are required to treat such information as proprietary and confidential and all inventions created in the course of such employment belong to Seller.

(k)   No officer or other key employee of the Business has informed Seller, prior to the date hereof, that he or she intends to terminate employment with Seller prior to the Closing or Buyer or its Affiliates following the Closing.  Seller has not taken any action which was calculated to dissuade any present employees, representatives or agents of the Business from continuing their employment with Buyer or its Affiliates following the Closing.

3.15   Affiliate Transactions.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, no Insider is a party to any Contract or transaction with the Seller pertaining to the Business or Purchased Assets other than employment arrangements and severance arrangements entered into in the Ordinary Course of Business, or has any direct or indirect interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business or Purchased Assets.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, no Insider has any direct or indirect interest in any Contract to which the Seller is a party or by which it may be bound, or has any direct or indirect interest in any Person or entity which purchases from, or sells, licenses or furnishes to, the Seller any goods, property, technology, intellectual or other property rights or services, or competes with the Seller.  Schedule 3.15 of the Disclosure Schedules describes all Contracts between the Business, on the one hand, and any Insider, on the other hand.

3.16   Compliance with Laws.  Since the date 36 months prior to the date hereof: (i) each of the Seller Parties has complied with and is in compliance with, in all material respects, all applicable Laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof, and (ii) no Seller Party has been served with or otherwise received notice that any claim has been filed alleging a material violation of any such laws or regulations, and the Seller has not received notice of any such material violation. No investigation or review or civil penalty claims by any Governmental Entity with respect to any Seller Party is pending or, to the Knowledge of Seller Parties, threatened.

3.17   Environmental Matters.  Since the date 48 months prior to the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, be material to the Business: (i) the Seller has complied with and is currently in compliance with all Environmental and Safety Requirements applicable to the Business, (ii) the Business is not subject to any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, and (iii) no Seller Party has received any written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, with respect to the Business.

3.18   Furnishings and Equipment.  Schedule 3.18 of the Disclosure Schedules sets forth a true, accurate and complete and accurate list of all of the Furnishings and Equipment having an original acquisition cost of $5,000 or more.

3.19   Accounts Receivable.  Except as set forth on Schedule 3.19 of the Disclosure Schedules, subject to any of the reserves set forth therein, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide transactions in the Ordinary Course of Business, are not subject to any prior assignment or Lien and are not subject to valid defenses, discounts, set-offs or counter claims. Since the date of the Financial Statements, there have not been any write-offs of any accounts receivable as uncollectible.

3.20   Customers and Suppliers; Users.

(a)   Schedule 3.20 of the Disclosure Schedules sets forth a true, accurate and complete list: (i) of the ten (10) largest customers of the Business in terms of revenue earned during the most recently completed fiscal year and the portion of the current fiscal year, showing the total revenue earned in each such period from each such customer and such customers constitute at least ninety percent of the total revenue earning during the most recently completed fiscal year and the portion of the current fiscal year; and (ii) of the ten (10) largest suppliers of the Business in terms of expenditures during the most recently completed fiscal year and the portion of the current fiscal year, and showing the total expenditures in each such period from each such supplier.

(b)   Since the date of the Financial Statements, there has not been any material adverse change in the business relationship, and there has been no material dispute, between the Seller and any Person identified on Schedule 3.20(b) of the Disclosure Schedules.

(c)   The Purchased Assets as of the Effective Date contain identifying and contact information (such as an email address or other reasonable means to contact a customer) for at least 110,000 unique customers with active email addresses used in the Seller’s email campaigns (approximately 4,000 of which are currently suppressed) and 196,000 registered accounts across all web stores. The customer data as delivered to the Buyer under this Agreement includes all of the most recent records that Seller has in the customer database.

3.21   Insurance.  Schedule 3.21 of the Disclosure Schedules sets forth a true, accurate and complete list of all policies (specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy) of fire and casualty, liability, workmen’s compensation, title and any other forms of insurance held by the Seller.  All such policies are in good standing, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (or will be paid by the Seller prior to the due dates therefor), and no notice of cancellation or termination has been received with respect to any such policy.  There is no threatened premium increase with respect to, or material alteration of coverage under, any such insurance policies.  Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Seller is a party, and are valid, outstanding and enforceable policies.  There are no pending or threatened claims under any insurance policy and there have been no such claims in the past three years.

3.22   Privacy and Security.

(a)   The Seller and each of its Affiliates complies in all material respects with, and has not received any oral or written notice of investigation for potential breach of, all applicable U.S., state, foreign and multinational Laws and its own published, posted and internal agreements and policies (“Privacy Laws”) with respect to: (i) personally identifiable information (including but not limited to name, address, telephone number, email address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of users of Seller’s or its Affiliates’ Websites, suppliers and distributors), whether any of same is accessed or used by the Seller or any of its business partners; (ii) spyware and adware; (iii) the sending of solicited or unsolicited electronic mail messages; and (iv) confidential or classified information or information whose use, possession or disclosure is regulated or restricted by any Governmental Entity. The Seller and its Affiliates post all policies with respect to Personal Information on its Websites in conformance with applicable Laws.  Except as disclosed in the Seller’s posted privacy statement (the “Privacy Statement”), neither the Seller nor its Affiliates uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity of, or identify, any particular Person as a result of any receipt of such Personal Information.

(b)   The Business does not engage in behavioral advertising.

(c)   The Seller and its Affiliates take commercially reasonable steps consistent with generally accepted industry standards to protect the operation, confidentiality, integrity and security of their software, systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, within the 24-month period ending on the date hereof, there have been no breaches of same that would require by applicable Law notification or remedial action. Without limiting the generality of the foregoing, the Seller and its Affiliates (i) use encryption technology of at least 128-bit and (ii) consistently implement security upgrades, infrastructure and processes to (A) identify internal and external risks to the security of confidential information and Personal Information and (B) implement, monitor and improve adequate and effective safeguards to control those risks.

(d)   The Seller and its Affiliates have the right to transfer to the Buyer all Personal Information owned or held by them pursuant to the terms of this Agreement and such transfer shall not violate any applicable Privacy Laws or other applicable Laws provided that the Buyer adheres to the terms of the Privacy Statement and all applicable Privacy Laws and other Laws following the Closing.  The Buyer’s use of such Personal Information in the manner it was used by the Seller prior to Closing will comply in all material respects with applicable Privacy Laws or other applicable Laws.

3.23   Certain Business Practices. To the Knowledge of Seller and Seller Parties:  Neither the Seller, Seller Parties nor any Affiliates, nor any Employee or agent of the foregoing nor Person who performs or has performed services for or on behalf of any of them (a) has used any funds for unlawful contributions, gifts, payoffs, rebates, bribes, entertainment or other unlawful payments relating to political activity, (b) has made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the U.K. Bribery Act 2010, (d) has bribed another person (within the meaning given in section 7(3) of the U.K. Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Seller Parties, or (e) is or has at any time engaged in any activity, practice or conduct or made any other similar unlawful payment under any similar foreign Laws, and the Seller has in place adequate procedures in line with the guidance published by the U.K. Secretary of State under section 9 of the U.K. Bribery Act 2010 designed to prevent such Affiliates, directors, officers, employees, consultants and agents from undertaking any such conduct as is referred to in this Section 3.23.

3.24   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties or their Affiliates.

3.25   Accredited Investor; Investment Intent.  JS (a) has such knowledge and experience in financial and business matters and in investments of this type that he is capable of evaluating the merits and risks of his investment in the Geeknet RSUs and Geeknet Stock Options and of making an informed investment decision, (b) has had the opportunity to ask questions of the Buyer and its Subsidiaries regarding the Geeknet RSUs and the Geeknet Stock Options, (c) is able to bear the economic risk of investment in the Geeknet RSUs and the Geeknet Stock Options, including the total loss thereof, for an indefinite period, (d) is acquiring the Geeknet RSUs and the Geeknet Stock Options for his own account and with his own funds and not as a nominee or agent and not for the account of any other Person, (e) is acquiring the Geeknet RSUs and the Geeknet Stock Options for investment, not with a view to the sale or distribution of any part or all thereof by public or private sale or other disposition and (f) has no present intention of selling, granting any participation in or otherwise distributing or disposing of the Geeknet RSU and the Geeknet Stock Options.

3.26   Representations Complete.  None of the representations, warranties or other statements made by any Seller Party in this Agreement or any other Transaction Document by any Seller Parties contains any untrue statement, or omits to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GEEKNET

Geeknet and Buyer, jointly and severally, represents and warrants to the Seller Parties as follows:

4.1   Organization and Corporate Power.  Each of Buyer and Geeknet is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents in a timely manner.

4.2   Authorization of Transactions.  Each of Buyer and Geeknet has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  The board of directors or similar body of each of the Buyer and Geeknet has duly approved this Agreement and each of the other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  No other corporate proceedings on the part of the Buyer or Geeknet are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  This Agreement and each of the other Transaction Documents to which the Buyer or Geeknetis a party have been duly executed and delivered by such entity, as applicable, and constitute the valid and binding agreements of such entity, as applicable, enforceable against such entity, as applicable, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3   No Conflicts.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Buyer or Geeknet for the execution, delivery and performance by such entity of this Agreement or the other Transaction Documents to which it is a party or the consummation by such entity of the transactions contemplated by this Agreement or the other Transaction Documents.  Neither the execution, delivery and performance by Buyer or Geeknet of this Agreement or the other Transaction Documents to which it is a party nor the consummation by such entity of the transactions contemplated by this Agreement and the other Transaction Documents will (a) conflict with or violate any provision of the organizational documents of such entity, or any of its Subsidiaries, (b) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, loss of benefits or other Loss, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such entity or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (c) violate or infringe any Law applicable to such entity, or any of its Subsidiaries or any of its properties or assets; except, in the case of clause (b) or (c), for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have a material adverse effect on such entity’s ability to timely consummate the transactions contemplated by this Agreement and the other Transaction Documents.

4.4   Litigation.  As of the date of this Agreement, there are no actions, suits, Proceedings or orders pending or, to the Buyer’s Knowledge, threatened against or affecting Buyer or Geeknet at law or in equity, or before or by any Governmental Entity that would adversely affect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

4.5   Valid Issuance.  The Geeknet RSUs and Geeknet Stock Options that are being delivered to JS at the Closing, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, will be free of restrictions on transfer other than restrictions on transfer under the JS RSU Agreement and JS Stock Options Agreement and applicable securities Laws, and JS will be the owner, lawfully, beneficially and of record, of the shares of the Geeknet RSUs and the Geeknet Stock Options, free and clear of any Liens except for those described in this sentence.

ARTICLE V

INDEMNIFICATION AND RELATED MATTERS

5.1   Survival; Risk Allocation.

(a)   Survival of Representations, Warranties, Covenants and Agreements.  All representations and warranties set forth in this Agreement or in any Transaction Documents shall survive the Closing Date until two years following the Closing Date, except that the representations and warranties in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.6 (Absence of Undisclosed Liabilities), Section 3.8 (Title to Properties; Assets), Section 3.9 (Taxes), Section 3.11 (Intellectual Property), Section 3.14 (Employee Benefit Plans), Section 3.15 (Affiliate Transactions), Section 3.24 (Brokers), Section 4.1 (Organization and Corporate Power) and Section 4.2 (Authorization of Transactions) (together, the “Fundamental Representations”), shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided, however, that any obligations to indemnify and hold harmless in relation to any of foregoing shall not terminate with respect to any claim as to which the Person to be indemnified shall have given notice (stating the basis of the claim for indemnification) to the indemnifying party in accordance with Section 5.2(d) before the termination of the applicable survival period until such claim is finally resolved.   All covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(b)   Special Rule for Certain Losses.  Notwithstanding anything in this Article V to the contrary, the right of any Party to bring claims (and recover Losses), based on the fraud, willful misconduct or intentional misrepresentation of another Party shall be without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

5.2   Indemnification.

(a)   Seller Parties’ Indemnification.  Subject to each of the applicable limitations set forth in this Article V, each of the Seller Parties shall, jointly and severally, indemnify the Buyer, Geeknet, each of their Affiliates and their respective directors, managers, Affiliates, members, officers, employees, stockholders, agents, attorneys, Representatives, heirs, successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, diminutions in value, damage, deficiency, fine or expense (including interest, penalties, assessments, judgments, awards, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) imposed on, sustained, incurred or suffered by, or asserted against, any Buyer Indemnified Party, whether in respect of third party claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of or in connection with:

(i)	any and all breaches of any representation or warranty made by any of the Seller Parties contained in this Agreement or in any Transaction Document;
(ii)	any and all breaches of any covenant or agreement made by, or to be performed by, any Seller Party contained in this Agreement;
(iii)	all Excluded Assets;
(iv)	all Excluded Liabilities;
(v)	any inaccuracy in the Closing Date Cash Certificate; or
(vi)	any cash compensation or other amounts owed to any present or former employees in respect of services rendered prior to the date hereof and not paid pursuant to the Deferred Wages Amount.

(b)   Buyer Indemnification.  Subject to each of the applicable limitations set forth in this Article V, each of the Buyer and Geeknet shall, jointly and severally, indemnify the Seller Parties, their Affiliates and their respective directors, managers, Affiliates, members, officers, employees, stockholders, agents, attorneys, Representatives, heirs, successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties in respect of any Loss imposed on, sustained, incurred or suffered by, or asserted against, any Seller Indemnified Party, whether in respect of Third Party Claims, claims between the Parties, or otherwise, directly or indirectly relating to, arising out of or in connection with:

(i)	any and all breaches of any representation or warranty made by Buyer or Geeknet contained in this Agreement or in any Transaction Document;
(ii)	any and all breaches of any covenant or agreement made by, or to be performed by, Buyer or Geeknet contained in this Agreement; or
(iii)	all Assumed Liabilities.

(c)   Limitations on Indemnity.  The indemnification provided for in Sections 5.2(a) and 5.2(b) above are subject to the following limitations:

       (i)   No indemnifying party shall be liable to any Buyer Indemnified Party or Seller Indemnified Party, as applicable, for any Loss arising under Section 5.2(a)(i) or Section 5.2(b)(i), as applicable, (A) for any particular Loss (or series of directly related Losses) unless such Loss (or series of directly related Losses) equals to exceeds $1,000 (each individual Loss or series of directly related Losses not equal to or exceeding such amount, a “De Minimis Claim”), (B) unless the aggregate amount of all Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable and including any De Minimis Claims, exceeds $10,000 in the aggregate (the “Basket”), in which case such Indemnifying Party shall be liable for all such Losses (but excluding De Minimis Claims) and (C)  to the extent that the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds $1,750,000 or, in the event that the Master Services Agreement Earn-out Payment (as defined in Annex A) is not earned and received by the Seller by December 31, 2014, to the extent that the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds $1,500,000 (such $1,750,000 or $1,500,000, as applicable, the “Cap”).

(d)   Procedure.

       (i)   If a Buyer Indemnified Party or Seller Indemnified Party seeks indemnification under this Article V, such Person (the “Indemnified Party”) shall give written notice to the indemnifying Party (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, Proceeding, investigation or other claim against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party.  In that regard, if any action, lawsuit, Proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article V, the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, Proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole expense, and, at the Indemnifying Party’s option (subject to the limitations set forth below), shall be entitled to appoint lead counsel of such defense with counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party may not assume control of such defense unless the Indemnifying Party (i) shall have acknowledged in writing to the Indemnifying Party its unqualified obligation to indemnify the Indemni-

fied Party as provided in this Article V and (ii) the potential Losses related to such third party claim are reasonably expected to exceed the Basket but not exceed the Cap. If the Indemnifying Party elects to assume the defense of any third party claim, it shall as promptly as practicable (and in any event within fifteen (15) days (or sooner, if the nature of the third party claim so requires)) following notice in accordance with the first sentence of this Section 5.2(d)(i) notify the Indemnified Party of its intent to do so, acknowledge in writing to the indemnified party its unqualified obligation to indemnify the Indemnified Party as provided hereunder, and provide written assurance to the indemnified party that it has adequate financial resources to defend the indemnified party against such third party claim. If the Indemnifying Party elects not to assume the defense of any third party claim, fails to notify the Indemnified Party of its election as herein provided, contests its obligations to indemnify the Indemnified Party for such Losses under this Agreement or fails to provide adequate assurance to the Indemnified Party that it has adequate financial resources to defend against such third party claim, the Indemnified Party may control and defend such third party claim; provided that the Indemnified Party shall keep the Indemnifying Party reasonably and as promptly as practicable apprised of the status of such third party claim and use reasonable efforts to allow the Indemnifying Party to participate therein at its own expense.

(ii)   If the Indemnifying Party shall assume the defense of any third party claim, the Indemnified Party may participate at his, her or its own expense, in the defense of such third party claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate, (ii) counsel to the Indemnified Party shall have advised the Indemnified Party that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party or (iv) the amount of the monetary recovery is reasonably expected to exceed the amount the Indemnifying Party is otherwise obligated to provide indemnification for under this Agreement.  The Parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party claim.  Notwithstanding anything in this Section 5.2(d) to the contrary, neither the Indemnifying Party nor, in the case of a third party claim for which the Indemnifying Party may be liable under this Agreement, the Indemnified Party shall, without the written consent of the other party, settle or compromise any third party claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the third party claim and such settlement, compromise or judgment does not involve any non-monetary penalty or admission of fault or Liability on the part of the Indemnified Party or its Affiliates.

(iii)   Notwithstanding anything herein to the contrary, the foregoing provisions of Section 5.2(d) shall not apply with respect to any third-party claim with respect to Taxes (which shall be governed by the following procedures).  Each Party shall have the exclusive right to control and conduct any third-party claim in respect of Taxes of or imposed on such Party or any of its Affiliates; provided, that if a third-party claim includes or would reasonably be expected to include both a claim in respect of Taxes for which the Seller Parties are responsible under Section 5.2(a) (collectively, “Seller Taxes”) and a claim for Taxes that are not Seller Taxes, and such claim for Taxes that are Seller Taxes is not separable from such claim for Taxes that are not Seller Taxes, the Seller (if the claim for Taxes that are Seller Taxes exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are not Seller Taxes) or otherwise the Buyer (the Seller or the Buyer, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”); provided, however, that the other party (the “Non-Controlling Party”) shall be entitled to participate (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the prior written consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The reasonable costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned among the Seller Parties, on the one hand, and the Buyer, on the other hand, based on the relative amounts of the Tax Claim that are Seller Taxes and that are not Seller Taxes.

(e)   Payments.  After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction finding that the Indemnifying Party is liable to the Indemnified Party for Losses hereunder and setting forth in such decision, judgment or award the amount of Losses for which the Indemnifying Party is so liable, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding settlement or other agreement with respect to an indemnification claim hereunder (the date of such decision, judgment, award or agreement, the “Determination Date” and the amount of Losses determined to be payable, the “Indemnifiable Losses”), the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the Determination Date except to the extent a Buyer Indemnified Party that is the Indemnified Party notifies the Indemnifying Party that it will exercise its right of set-off under Section 3.1 of Annex A, in which case the Indemnifying Party shall only be responsible for paying the Indemnified Party the amount of any excess of the Indemnifiable Losses over the amounts received through exercising its right of set-off.

(f)   Calculation of Losses.

         (i)   All Losses that any Indemnified Party is entitled to indemnification under this Article V shall be calculated after giving effect to any proceeds actually received from insurance policies covering the Loss that is the subject to the claim for indemnity.

         (ii)   For purposes of determining whether any breach has occurred or for purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or similar qualification contained in the representations and warranties shall be ignored.

         (iii)   No Indemnified Party will be entitled to indemnification pursuant to this Article V with respect to any punitive damages, except to the extent that any such punitive damages are awarded in a third-party action by a court of competent jurisdiction.

(g)   Exclusive Remedy.  Subject to Section 6.4, Section 6.6 and Section 5.1(b), the indemnification provided pursuant to this Article V shall be the sole and exclusive remedy for any Losses as a result of, with respect to or arising out of any breach or claim in connection with this Agreement or the other Transaction Documents, regardless of the cause of action.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1   Certain Tax Matters.

(a)   Straddle Periods.  For all purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(b)   Payments.  Notwithstanding anything herein to the contrary (including Section 5.2(e)), following the Closing, in the case of any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business for any Straddle Period (or any other Taxes which are required to be remitted by a Party to the applicable Governmental Entity and for which another Party is responsible pursuant to this Agreement), if one Party remits to the appropriate Governmental Entity payment for Taxes and such payment includes amounts in respect of Taxes for which another Party is responsible pursuant to this Agreement, such other Party (or Parties) shall promptly reimburse the remitting Party for such amounts.

(c)   Transfer Taxes.  The Seller  and the Buyer shall each be responsible for, and shall pay as and when due, one half of any and all real property transfer, stock transfer, documentary, sales, use, stamp, registration and other such Taxes and fees imposed in connection with the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Law.  The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of any Transfer Taxes shall be responsible for the timely filing of such Tax Return.  The Parties shall reasonably cooperate as necessary to (i) enable the timely filing of such Tax Returns and (ii) obtain any available reduction or exemption from any Transfer Tax.

(d)   Cooperation and Exchange of Information.  Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in connection with (i) the preparation and filing of any Tax Return, amended Tax Return or claim for refund, (ii) the conduct of any Tax Proceeding or (iii) the determination of any liability for Taxes hereunder.  Each Party shall make itself or its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(e)   Tax Treatment of Certain Payments.  For all applicable Tax purposes, the Parties agree to treat (i) any indemnification payments made pursuant to Article V and any payments made pursuant to Section 6.1(b) as an adjustment to the Tax Consideration, (ii) (A) a portion of any Earn-out Payment made hereunder as interest as required pursuant to Section 483 of the Code (or any similar provision of state, local or foreign Law) and (B) the remaining portion of any such Earn-out Payment as an adjustment to the Tax Consideration and (iii) any amounts required to be included in income by JS with respect to the Geeknet RSUs and Geeknet Stock Options issued pursuant to Section 2.6(b)(iii) and Section 2.6(b)(iv) as compensation for services rendered or to be rendered.  Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), each of the Parties (x) shall, and shall cause its Affiliates to, file all Tax Returns in a manner consistent with the tax treatment set forth in this Section 6.1(e) and (y) shall not take, and shall cause its Affiliates not to take, any position inconsistent with such treatment on any Tax Return, in connection with any Tax Proceeding or otherwise.

6.2   Press Releases and Announcements.  Except as otherwise required by Law, each of the Buyer and Geeknet, on the one hand, and the Seller Parties, on the other hand, will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement.

6.3   Further Assurances.  Each of the Parties shall, and shall cause their applicable Subsidiaries to, execute and deliver such further instruments of conveyance and transfer or other documentation as the other Parties may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities.

6.4   Specific Performance.

(a)   The Parties agree that irreparable damage would occur in the event that any Party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at Law or in equity.

(b)   Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, including obligation of the Parties to consummate the Closing as required by Section 2.6, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

6.5   Expenses. Except as otherwise provided in this Agreement, each of the Parties shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

6.6   Non-Compete; No Hire and Non-Solicitation of Employees.

(a)   Non-Compete.  During the three year period commencing on the Closing Date (the “Noncompetition Period”), without the prior written consent of Buyer, none of the Seller Parties shall, directly or indirectly, (i) engage, carry on, participate in, associate with, or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person (other than ownership of publicly traded securities of a Person constituting less than 5% of the outstanding securities of such Person), or as a principal, agent or otherwise, in any business conducted by, or which is in competition with any business conducted by, the Business as then conducted by Buyer or its Affiliates (a “Competitive Business”), (ii) assist others in engaging in any Competitive Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer, employee or other Person doing business with Buyer or its Affiliates to terminate its relationship with Buyer or its Affiliates. The Seller Parties specifically recognize that any breach of this Section 6.6 will cause irreparable injury to the Buyer and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly, and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement, the Seller Parties agrees that in the event of any such breach, the Buyer shall be entitled (without the necessity of showing actual damages or posting bond) to injunctive relief in addition to such other legal and equitable remedies that may be available.

(b)   No Hire and Non-Solicitation of Employees.  During the Noncompetition Period, the Seller Parties shall not, directly or indirectly, solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise), any employees of Buyer or its Affiliates, in each case without Buyer’s prior written consent, other than (i) through, or as a result of, generalized searches for employees through media advertisements of general circulation (including the Internet), employment firms or open job fairs, or (ii) employees who have ceased to be employed or retained by the Buyer or its Affiliates for at least 12 months; provided that such employees were not directly or indirectly solicited by the Seller Parties during the 12-month period preceding such solicitation or hiring.

(c)   The Parties understand and acknowledge that the restrictive covenants and other agreements contained in this Section 6.6 are an essential part of this Agreement and the transactions contemplated hereby and thereby.  It is the intention of the Parties that, if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent that such provision would then be valid or enforceable under applicable Law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under applicable Law.

6.7   Confidentiality.  Each Seller Party shall hold, and shall cause its Affiliates and each of their respective officers, directors, employees, representatives, consultants and advisors (each, a “Representative”) to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information relating to the Purchased Assets and the Business, including the Transaction Documents and any other trade secrets and any confidential and/or proprietary information (collectively, the

“Confidential Information”), except to the extent that such Confidential Information has been or has become (a) generally available to the public, other than as a result of disclosure by any Party or a Representative of a Party if such source is not bound by a confidentiality agreement or other duty of confidentiality prohibiting such disclosure or (b) known to the Party receiving such Confidential Information before the date of disclosure of such Confidential Information to such Party (for the avoidance of doubt, this clause (b) shall not be applicable to Confidential Information known by a Seller Party before the Closing Date as a result of such Seller Party’s direct or indirect ownership of the Purchased Assets or conduct of the Business). The Parties agree that the Confidentiality Agreement is hereby terminated and shall have no further force or effect.

6.8   Employee and Related Matters. Following the Closing, Seller shall retain all Liability to provide COBRA Continuation Coverage attributable to “qualifying events” with respect to any Employee who does not become an employee of Buyer or any of its Affiliates and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date, so that neither the Buyer nor any of its Affiliates is required by applicable Law to provide COBRA Continuation Coverage to any of such Employees, beneficiaries or dependents.  The Seller shall maintain in effect a group health plan for so long following the Closing as is necessary to ensure that they can satisfy their obligations under this Section 6.8.

6.9   Intellectual Property.  The Seller Parties each acknowledge and agree that, from and after the Closing (i) Seller is not retaining any right, title or interest in Intellectual Property or obtaining any license to use any Intellectual Property, (ii) none of the Seller Parties or any of their Affiliates shall oppose, dispute or contest the ownership or validity of any rights of Geeknet or its Subsidiaries in or to the Intellectual Property included in the Purchased Assets and (iii) none of the Seller Parties nor any of their Affiliates shall adopt, use, register or attempt to register in any jurisdiction any of the Intellectual Property included in the Purchased Assets (or any Intellectual Property confusingly similar thereto) or instruct others to do so.  Except to the extent requested by Geeknet pursuant to the terms of the JS Employment Agreement, the Seller Parties shall, and shall cause their respective Affiliates to, cease and discontinue any and all uses of the Intellectual Property included in the Purchased Assets immediately following the Closing.

6.10   Effect of Investigation.  Any due diligence, review, audit or other investigation or inquiry undertaken or performed by or on behalf of Geeknet or Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Seller Parties made or undertaken pursuant to this Agreement or any Transaction Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by the Buyer or Geeknet.

6.11   Bulk Sales Waiver.  The Parties waive compliance with any “bulk sales” and similar Laws applicable to the transactions contemplated by this Agreement and the other Transaction Documents.

6.12   Location of Business; Employees.

   (a)   The Parties hereby covenant and agree that they shall use commercially reasonable efforts to cause the Business to remain located substantially in Denver, Colorado until December 31, 2015; provided that nothing in this sentence shall limit Geeknet’s or Buyer’s ability to terminate employees or other service providers for bona fide performance reasons or to take any actions (including terminating employees or service providers) in connection with any consolidation of support services used by the Business.

   (b)   Within 30 days following the Closing, Geeknet shall extend offers of employment to the persons listed on Schedule 6.12(b) of the Disclosure Schedules on the following terms and conditions:

           (i)   Each such person shall be offered initial base salary that is the same or better than that paid by Seller to such person as of the Business Day prior to the Closing Date;

           (ii)   Each such person shall be offered a bonus opportunity substantially comparable to the bonus opportunity, if any, available to other similarly situated employees of Geeknet and its Subsidiaries, as in effect from time to time; and

           (iii)   Each such person shall be eligible to receive employee benefits substantially comparable to those available to other similarly situated employees of Geeknet and its Subsidiaries, as in effect from time to time.

   (c)   The Parties hereby agree that the employees listed on Schedule 6.12(c) shall be not relocated outside of Denver, Colorado or fired without Cause prior to January 1, 2016, other than for bona fide performance reasons. For purposes of this Section 6.12(c), termination for “Cause” shall mean, with respect to an employee: (A) such employee’s refusal  to perform or substantially perform such employee’s duties with Buyer, other than due to periods of illness, injury or incapacity; (B) material breach of such employee’s obligations under any employment agreement; (C) conviction  of, or entry of a plea of guilty or nolo contendere with respect to, a felony or a crime involving moral turpitude; (D) prohibition or restriction from performing any material portion of such employee’s duties by applicable law; (E) a willful breach of the material policies of the Buyer or Geeknet to which such employee is subject and which have been previously made available to the employee; provided, however, that, prior to effecting any termination for Cause in respect of conduct described in any of clauses (A), (B), (D) and (E) above, Buyer shall provide the employee with reasonably detailed written notice of the conduct alleged to give rise to Cause and the employee will have 30 days following receipt of such written notice during which the employee may remedy the condition if such condition is reasonably subject to cure, and in the event that the employee shall remedy the condition that would otherwise have given rise to Cause during the applicable cure period, such conduct shall not constitute Cause.

   (d)   Notwithstanding anything else contained in this Agreement, the Parties do not intend for this Agreement to amend any employee benefit plans, programs or arrangements or create any rights or Liabilities except between the Parties.  No current or former employee of Seller (or any other person referred to in this Section 6.12, besides the Parties) including any beneficiary or dependent thereof, shall be entitled to assert any claim hereunder.  Without limiting the generality of the Section 7.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties), including without limitation any current or former employee, officer, director or consultant of Seller or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1   Amendment and Waiver.  This Agreement may be amended or modified only by written agreement executed by all Parties.  The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

7.2   Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by reliable overnight delivery service (with proof of service) or facsimile (with hard copy to follow).  Notices, demands and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notice to the Buyer or Geeknet:	Geeknet, Inc. 11216 Waples Mill Road, Suite 100 Fairfax, VA 22030 Attention: Kathryn McCarthy Chief Executive Officer Facsimile: (703) 673-0075
with a copy to (which shall not constitute notice to the Buyer or Geeknet):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: David E. Shapiro, Esq. Brett K. Shawn, Esq. Facsimile: (212) 403-2000

Notices to the Seller Parties:
c/o Jed Seigle
650 S. Cherry St.
Suite 950
Denver, CO 80246
with copies to (which shall not constitute notice to the Seller Parties):

Kendall, Koenig & Oelsner
2060 Broadway, Suite 200
Boulder, CO 80302
Attention: Jennifer Rosenthal
Facsimile: 303-672-0101

7.3   Binding Agreement; Assignment.  This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void.

7.4   Severability.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the Parties.

7.5   Construction.

(a)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  For the purposes of this Agreement, any matter that is disclosed in a Party’s Schedules to this Agreement shall be deemed to have been included in the other Schedules of such Party, notwithstanding the omission of an appropriate cross reference, to which its applicability is reasonably apparent on its face.  Disclosure of any fact or item in a Party’s Schedule shall not necessarily mean that such fact or item is material to such Party or any of its Subsidiaries, individually or taken as a whole, and any such disclosure, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  If any Party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

(b)   For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole

(including all Schedules to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs in and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require and (vii) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

7.6   Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.7   Entire Agreement.  The Schedules identified in this Agreement are incorporated in this Agreement by reference.  This Agreement and the other Transaction Documents contain the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter of this Agreement in any way.

7.8   Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

7.9   Consent to Jurisdiction.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  IN THE EVENT THAT JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK NOTED IN THE PRECEDING SENTENCE IS NOT AVAILABLE, THEN EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT LOCATED IN NEW YORK COUNTY, BOROUGH OF MANHATTAN (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM).  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

7.10   Counterparts; Delivery by Facsimile. This Agreement may be executed and delivered (including by email (PDF) or facsimile transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.11   Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.12   No Third-Party Beneficiaries.  Except as expressly provided in Article V, this Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights hereunder.

7.13   Guaranty.  JS unconditionally and irrevocably guarantees the due and punctual performance of all obligations of Seller under this Agreement and each other Transaction Document.  JS hereby acknowledges that by reason of his relationship with Seller, he will derive a material benefit from the transactions contemplated by this Agreement and the other Transaction Documents.  Geeknet unconditionally and irrevocably guarantees the due and punctual performance of all obligations of Buyer under this Agreement and each other Transaction Document.  Geeknet hereby acknowledges that by reason of its relationship with Buyer, it will derive a material benefit from the transactions contemplated by this Agreement and the other Transaction Documents.

*           *           *           *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                         GEEKNET, INC.

                        By: /s/ Kathryn K. McCarthy
                          Name: Kathryn K. McCarthy
                          Title: Chief Executive Officer

                         GEEKNET ACQUISITION CO.

                        By: /s/ Kathryn K. McCarthy
                          Name: Kathryn K. McCarthy
                          Title: President

[Signature Page to Treehouse Asset Purchase Agreement]

                         TREEHOUSE BRAND STORES, LLC

                        By: /s/ Jed Seigle
                          Name: Jed Seigle
                          Title:   CEO

[Signature Page to Treehouse Asset Purchase Agreement]

                        /s/ Jed Seigle
                         Name: Jed Seigle

[Signature Page to Treehouse Asset Purchase Agreement]

ANNEX A
EARN-OUT PROVISIONS
1.           Earn-Out.

1.1.
In addition to the Purchase Price, as additional consideration for the sale of the Purchased Assets, at such times and in the manner provided below, Buyer shall pay or cause to be paid to Seller for the 2014 Earn-out Period an amount, if any, equal to the 2014 Total Earn-out Payment and, for the 2015 Earn-out Period an amount, if any, equal to the 2015 Total Earn-out Payment.  For purposes of this Annex A, each of the following terms shall have the meaning set forth below:

(a)	“Earn-out Calculation” means either the 2014 Earn-out Calculation or 2015 Earn-out Calculation, as applicable.
(b)	“Earn-out Payment” means either the 2014 Total Earn-out Payment, the 2015 Total Earn-out Payment or the Master Services Agreement Earn-out Payment, as applicable.
(c)	“Earn-out Period” means the 2014 Earn-out Period or 2015 Earn-out Period, as applicable.
(d)
“Master Services Agreement” means a Master Services Agreement, entered into after the date hereof, with the party set forth in Schedule A.1.1(d) of the Disclosure Schedules (the “Specified Master Services Agreement”) that has the following terms: (1) a provision whereby the Specified Master Services Agreement will not be terminable for convenience within the first 12 months following the launch of the Specified License web store; and (2) a provision whereby the sell-off period for Inventory after any termination of the Specified Master Services Agreement is at least 120 days; and (3) no material changes, compared to the draft of such agreement last shared with Geeknet on or prior to July 16, 2014, to the scope of license, royalty rate or other economic provisions that are materially detrimental to Geeknet or its Subsidiaries unless such changes are included in the version of such agreement executed by Geeknet.

(e)
“Master Services Agreement Earn-out Payment” means (a) if the Master Services Agreement is duly executed by the party set forth on Schedule A.1.1(d) of the Disclosure Schedules prior to the end of the 2014 Earn-out Period, a payment of $250,000 and (b) otherwise, no payment.

(f)
“Revenue” means the total revenue received by Geeknet or its Subsidiaries in the applicable fiscal year (or, in any portion of the applicable fiscal year ending before the Closing Date, received by the Business) from (i) all web store sales of Treehouse Products, (ii) all wholesale sales of Treehouse Products, (iii) sales of Treehouse Products at events, including conventions, tradeshows and other on-site events, (iv) all shipping and handling from retail or wholesale sales of the Treehouse Products and (v) other sales of Treehouse Products.

(g)
“Treehouse Products” means (A) Products produced under a Licensing Agreement or other Contract acquired from Seller (or an extended, renewed or amended version of such Licensing Agreement or other Contract), including Products produced pursuant to an expired or terminated Contract with Persons set forth on Schedule A.1.1(g) of the Disclosure Schedules or (B) under a new licensing agreement or other Contract executed by the Buyer after the Closing that was predominantly negotiated by former Seller personnel, excluding any Contracts with Persons set forth on Schedule A.1.1(g) of the Disclosure Schedules.

(h)	“2014 Total Earn-out Payment” means the sum of the 2014 Revenue Target Earn-out Payment (if any).
(i)	“2015 Total Earn-out Payment” means the 2015 Revenue Target Earn-out Payment (if any) plus the 2015 Revenue Target Bonus Payment (if any).
(j)	“2014 Earn-out Period” means the period from the Closing Date until December 31, 2014.
(k)	“2015 Earn-out Period” means the period from January 1, 2015 through December 31, 2015.
(l)
“2014 Revenue Target Earn-out Payment” means (a) if the Revenue received in the fiscal year ending December 31, 2014 is equal to or greater than $11,400,000, a payment of $500,000, (b) if the Revenue in the fiscal year ending December 31, 2014 is equal to or greater than $10,000,000 and less than $11,400,000, a payment of $250,000 and (c) if the Revenue in the fiscal year ending December 31, 2014 is less than $10,000,000, no payment.

(m)
“2015 Revenue Target Bonus Payment” means (a) if the 2014 Revenue Target Earn-out Payment was equal to only $250,000 or $0 and the Revenue received in the fiscal year ending December 31, 2015 is equal to or greater than $16,000,000, a payment of $250,000 and (b) otherwise, no payment.

(n)
“2015 Revenue Target Earn-out Payment” means (a) if the Revenue received in the fiscal year ending December 31, 2015 is equal to or greater than $15,000,000, a payment of $1,250,000 and (b) otherwise, no payment.

2.           Calculation; Review Procedure; Payment Date.

2.1.
On or before March 1, 2015, the Buyer shall prepare and deliver to the Seller a written statement setting forth in reasonable detail its good faith determination of the 2014 Total Earn-out Payment, including its good faith determination of the 2014 Revenue Target Earn-out Payment (if any) (the “2014 Earn-out Calculation”).

2.2.
On or before March 1, 2016, the Buyer shall prepare and deliver to the Seller a written statement setting forth in reasonable detail its good faith determination of the 2015 Total Earn-out Payment, including its good faith determination of the 2015 Revenue Target Earn-out Payment (if any) and the 2015 Revenue Target Bonus Payment (if any) (the “2015 Earn-out Calculation”).

2.3.
Seller shall have thirty days after receipt of either the 2014 Earn-out Calculation or 2015 Earn-out Calculation for each Earn-out Period to review these calculations (the “Review Period”).  Prior to the expiration of the Review Period, the Seller may object to the 2014 Earn-out Calculation or the 2015 Earn-out Calculation by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to the Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable earn-out calculation disputed by the Seller and shall describe in reasonable detail the basis for such objection.  If Seller fails to deliver an Earn-out Calculation Objection Notice to the Buyer prior to the expiration of the Review Period, then the respective earn-out calculation shall be final and binding on the parties hereto, and the corresponding Earn-Out Payment, if any, shall be made to Seller pursuant to Section 2.4 of this Annex A.  If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the determination of the Earn-out Payment(s) for the applicable Earn-out Period(s).  If the Buyer and the Seller are unable to reach agreement within thirty days after such an Earn-out Calculation Objection Notice has been received by the Buyer, all unresolved disputed items shall be promptly referred to a mutually agreed, nationally recognized accounting firm (the “Independent Accountant”).  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation(s) as promptly as practicable, but in no event greater than thirty days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice.  For the avoidance of doubt, the Independent Accountants resolution of the disputed items shall be within the ranges proposed by the Buyer and the Seller that are in dispute.  If unresolved disputed items are submitted to the Independent Accountant, the Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request.  The resolution of the dispute and the calculation of the determination of the Earn-out Payment(s) that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto, and any corresponding Earn-out Payment, if any, shall be made pursuant to Section 2.4 of this Annex A.  The fees and expenses of the Independent Accountant shall be allocated to the Buyer and the Seller in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as determined by the Independent Accountant) bears to the total amount of the disputed items.

2.4.	Except as set forth in Section 2.5 of this Annex A, any Earn-out Payment that Buyer is required to pay pursuant to Section 1.1 of this Annex A shall be paid in full no later than five Business Days following the date upon which the determination of the Earn-out Payment for the applicable Earn-out Period becomes final and binding pursuant to Sections 2.3 of this Annex A, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least five Business Days prior to the date such Earn-out Payment is due.

2.5
If the Master Services Agreement is duly executed by the party set forth in Schedule A.1.1(d) of the Disclosure Schedules prior to the end of the 2014 Earn-out Period, then Buyer shall pay in full the Master Services Agreement Earn-out Payment, no later than ten Business Days following the date the Master Services Agreement is duly executed by the party set forth in Schedule A.1.1(d) of the Disclosure Schedules, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing at least five Business Days prior to the date such Earn-out Payment is due.

3.           Right of Set-Off.

3.1.
Notwithstanding anything to the contrary in the Agreement or this Annex A, the Buyer shall have the right to withhold and set off against any Earn-out Payment that is otherwise due to be paid pursuant to this Annex A, the amount of any Indemnifiable Losses in respect of which any Buyer Indemnified Party is entitled to be paid under Article V of the Agreement.

4.           Miscellaneous.

4.1.
The Parties agree and acknowledge that (i) the rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in the Buyer or any of its Affiliates, and (ii) the Seller shall have no rights as a security holder of the Buyer or any of its Affiliates as a result of the contingent right to receive any Earn-out Payment hereunder.  The parties further agree and acknowledge that the Buyer’s and Geeknet’s ability to obtain any Revenues may be impacted by numerous conditions outside of its control, including market and economic factors, Law, and legal actions by Governmental Entities, customers or other third parties.

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